TORM files Form 15F to voluntarily terminate the SEC registration of its securities and its SEC reporting obligations

Today, TORM A/S ("TORM") files a Form 15F with the U.S. Securities and Exchange Commission (the "SEC") with the intention of voluntarily terminating the registration of its securities and its reporting obligations under Section 13(a)/Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Termination").

Upon filing the Form 15F, TORM's reporting obligations with the SEC, including its obligation to file reports on Form 20-F and furnish reports on Form 6-K, were immediately suspended. The Termination is expected to become effective no later than 90 days after the filing of the Form 15F if there are no objections from the SEC.

The Termination is associated with the delisting of TORM's ADR program from NASDAQ Capital Markets in 2013 (cf. company announcement no. 7 dated 11 April 2013 and no. 11 dated 19 June 2013).

Contact TORM A/S Jacob Meldgaard, CEO, tel.: +45 3917 9200 Mads Peter Zacho, CFO, tel.: +45 3917 9200 C. Søgaard-Christensen, IR, tel.: +45 3076 1288	Tuborg Havnevej 18 DK-2900 Hellerup, Denmark Tel.: +45 3917 9200 / Fax: +45 3917 9393 www.torm.com

About TORM

TORM is one of the world's leading carriers of refined oil products as well as a player in the dry bulk market. The Company operates a fleet of approximately 100 modern vessels in cooperation with other respected shipping companies sharing TORM's commitment to safety, environmental responsibility and customer service.

TORM was founded in 1889. The Company conducts business worldwide and is headquartered in Copenhagen, Denmark. TORM's shares are listed on NASDAQ OMX Copenhagen (ticker: TORM). For further information, please visit www.torm.com.

Safe Harbor statements as to the future

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although TORM believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TORM cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward- looking statements include the conclusion of definitive waiver documents with our lenders, the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "tonne miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by TORM with the US Securities and Exchange Commission, including the TORM Annual Report on Form 20-F and its reports on Form 6-K.

Forward-looking statements are based on management's current evaluation, and TORM is only under an obligation to update and change the listed expectations to the extent required by law.

Announcement no. 1 / 8 January 2014	TORM files Form 15F to voluntarily terminate the SEC registration of its securities and its SEC reporting obligations	Page 1 of 1